CNA SURETY CORPORATION                                         ANALYST CONTACT:
CNA Plaza                                                         John Heneghan
Chicago  IL  60685                                                 312-822-1908
                                                          john.heneghan@cna.com

                                                                 MEDIA CONTACT:
                                                                  Doreen Lubeck
                                                                   773-583-4331
-------------------------------------------------------------------------------


                                                          FOR IMMEDIATE RELEASE


CNA Surety Reports Third Quarter 2000 Results


         CHICAGO, November 6, 2000 -- CNA Surety Corporation (NYSE:SUR) today reported results for the third quarter ended September 30, 2000. Operating earnings for the third quarter, after income taxes, decreased 12 percent to $13.4 million, or 31 cents per share, from $15.2 million, or 34 cents per share, for the same period in 1999. Net income decreased 12 percent to $13.3 million, or 31 cents per share, from $15.2 million, or 34 cents per share, in 1999. These decreases in third quarter operating earnings and net income reflect lower underwriting income partially offset by higher investment income. Underwriting income declined $4.4 million, or 22 percent, primarily due to higher reinsurance costs of approximately $2.4 million and lower net favorable loss reserve development of approximately $1.9 million in the third quarter of 2000. For the third quarter of 2000, the Company's combined ratio was 78.9 percent. Investment income increased 16 percent to $7.4 million on larger average invested assets and higher portfolio yield.

         "Given an increasingly difficult business environment, I am pleased with the continued solid underwriting performance of CNA Surety," said Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety. "Our core contract and commercial businesses have maintained their leadership positions with combined gross written premiums up six percent for the first nine months of 2000. However, higher reinsurance costs, reduced net favorable loss reserve development and softness in U.S. public construction markets have adversely affected our underwriting results for the quarter."

         Mr. Vonnahme added, "Despite economic indications of a slowing in the public construction market, our domestic contract surety business grew eight percent for the nine months ended September 30, 2000."

         Operating earnings rose to $41.8 million, or 98 cents per share, for the first nine months of 2000 from $40.8 million, or 92 cents per share, for the comparable period in 1999. Net income increased to $41.6 million, or 97 cents per share, for the first nine months of 2000 from $41.1 million, or 93 cents per share, for the comparable period in 1999. These increases were primarily attributable to higher investment income partially offset by lower underwriting income. Underwriting income declined $1.3 million, or two percent, primarily due to lower net favorable loss reserve

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development of approximately $2.0 million in 2000. For the first nine months of
2000, the Company's combined ratio was 77.5 percent. Investment income increased 16 percent to $21.9 million.

         For the third quarter of 2000, gross written premiums decreased two percent to $79.4 million. This decrease in third quarter gross production reflects an estimated $3.0 million reduction associated with the decision by CNA Reinsurance Company, Limited (London) ("CNA Re") to discontinue writing assumed international credit and surety business. Excluding international reinsurance business assumed from CNA Re, core direct gross written premiums increased two percent to $79.4 million. Gross written premiums for core direct commercial surety increased six percent to $29.4 million primarily due to increased writings of small commercial products. Gross written premiums for contract surety decreased one percent for the quarter to $43.5 million due to continued softness in U.S. public construction spending. For the third quarter of 2000, net written premiums decreased five percent to $75.1 million. Net written premiums for the third quarter decreased seven percent for contract surety and five percent for commercial surety reflecting higher reinsurance costs and the aforementioned gross production variances. The reinsurance rate used to compute ceded premiums is based upon reinsurers' loss experience under the Company's surety excess of loss reinsurance contract. Due to increased claims reported to our reinsurers through June 30, 2000, ceded written premiums increased $2.5 million to $4.3 million in the third quarter of 2000.

         Gross written premiums for the nine month period ended September 30, 2000 increased five percent to $242.4 million with contract surety and commercial surety up eight percent and two percent, respectively. Excluding international reinsurance business assumed from CNA Re, core direct gross written premiums increased six percent to $236.4 million for the first nine months of 2000. Assumed international surety and credit business from CNA Re for the nine months ended September 30, 2000 decreased to $6.0 million from $8.3 million in 1999 due to CNA Re's decision to discontinue this line. Gross written premiums for core direct commercial surety increased five percent to $92.9 million primarily due to growth of small commercial products. Gross written premiums for contract surety increased eight percent for the first nine months of 2000 to $123.1 million due to generally favorable economic conditions for public construction. Net written premiums for the nine month period ended September 30, 2000 increased four percent to $232.7 million with contract surety and commercial surety up four percent and two percent, respectively, reflecting the effects of higher reinsurance costs and the aforementioned gross production variances.

         Underwriting income for the third quarter ended September 30, 2000 decreased $4.4 million, or 22 percent, to $15.5 million. The Company's loss and combined ratios were 15.9 percent and 78.9 percent, respectively, for the third quarter of 2000 compared with loss and combined ratios for the comparable 1999 quarter of 13.1 percent and 72.4 percent, respectively. The loss and combined ratios for the quarters ended September 30, 2000 and 1999 include net favorable loss reserve development of $2.9 million and $4.7 million, respectively. The net favorable loss reserve development in the third quarter of 2000 reflects positive loss and recovery trends primarily with respect to accident years prior to 1997 partially offset by adverse development in more recent accident years. The expense ratio

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increased to 63.0 percent in the third quarter of 2000 compared with the expense ratio of 59.3 percent in the comparable quarter of 1999, reflecting the impact of increased reinsurance costs on net earned premiums. Higher reinsurance costs reduced net earned premiums for the quarter by approximately $2.4 million.

         For the nine months ended September 30, 2000, underwriting income decreased $1.3 million, or two percent, to $50.7 million. The loss and combined ratios were 17.3 percent and 77.5 percent, respectively, for the nine months ended September 30, 2000, compared to 15.8 percent and 75.2 percent, respectively, for the same period in 1999. The loss and combined ratios for the nine months ended September 30, 2000 and 1999 include net favorable loss reserve development of $6.8 million and $8.8 million, respectively. The expense ratio increased 0.8 percentage points to 60.2 percent for the nine months ended September 30, 2000, primarily due to higher reinsurance costs.

         Earnings per share for the three and nine month periods of 2000 benefited from the Company's share repurchases. In calendar 2000, the Company has repurchased approximately 100,000 of its shares at an aggregate cost of $1.2 million. As of December 31, 1999, the Company had repurchased approximately 1.1 million of its shares at an aggregate cost of $11.8 million.

         CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. Visit us at www.cnasurety.com on the World Wide Web.

         CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

         NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on November 7, 2000. On the conference call will be Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety Corporation and John S. Heneghan, Chief Financial Officer of CNA Surety Corporation. Participants can access the call by dialing 800-894-8895 or 561-361-8970. It will also be broadcast live on the internet at http://www.cnasurety.com/ or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available at 11:00 a.m. Central time from November 7 to 11:00 a.m. November 14, 2000 by dialing 800-839-6713 or 402-220-2306, using passcode 3773400.


                                      # # #

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                             THREE MONTHS ENDED       NINE MONTHS ENDED
                                                 SEPTEMBER 30,           SEPTEMBER 30,
                                            ---------------------   ---------------------
                                               2000        1999        2000       1999
                                            ---------   ---------   ---------   ---------
OPERATING RESULTS:

Gross written premiums                      $  79,393   $  80,718   $ 242,424   $ 230,423
                                            =========   =========   =========   =========

Net written premiums                        $  75,126   $  78,968   $ 232,715   $ 224,503
                                            =========   =========   =========   =========

Revenues:
  Net earned premiums                       $  73,541   $  72,009   $ 224,782   $ 209,567
  Net investment income                         7,428       6,387      21,896      18,900
  Net realized investment gains (losses)          (39)          6         191         426
                                            ---------   ---------   ---------   ---------
     Total revenues                            80,930      78,402     246,869     228,893
                                            ---------   ---------   ---------   ---------


Expenses:
  Net losses and loss adjustment expenses      11,683       9,447      38,943      33,119
  Net commissions, brokerage and
       other underwriting                      46,325      42,661     135,158     124,477
  Interest expense                              1,809       1,464       5,159       4,284
  Non-recurring charge(1)                          --          --         500          --
  Amortization of intangible assets             1,525       1,508       4,573       4,458
                                            ---------   ---------   ---------   ---------
     Total expenses                            61,342      55,080     184,333     166,338
                                            ---------   ---------   ---------   ---------

Income before income taxes                     19,588      23,322      62,536      62,555

Income taxes                                    6,250       8,118      20,978      21,470
                                            ---------   ---------   ---------   ---------

NET INCOME                                  $  13,338   $  15,204   $  41,558   $  41,085
                                            =========   =========   =========   =========

Basic earnings per common share             $    0.31   $    0.34   $    0.97   $    0.93
                                            =========   =========   =========   =========

Diluted earnings per common share           $    0.31   $    0.34   $    0.97   $    0.93
                                            =========   =========   =========   =========

Basic weighted average shares outstanding      42,909      44,102      42,922      44,100
                                            =========   =========   =========   =========

Diluted weighted average shares outstanding    43,001      44,261      43,056      44,245
                                            =========   =========   =========   =========

OPERATING EARNINGS, AFTER INCOME TAXES:
Net realized income                         $  13,338   $  15,204   $  41,558   $  41,085
Net realized investment (gains) losses             25          (4)       (124)       (277)
Non-recurring charge(1)                            --          --         325          --
                                            ---------   ---------   ---------   ---------
Operating earnings                          $  13,363   $  15,200   $  41,759   $  40,808
                                            =========   =========   =========   =========


DILUTED PER SHARE DATA:
Net income                                  $   0. 31   $    0.34   $    0.97   $    0.93
Net realized investment (gains) losses             --          --          --       (0.01)
Non-recurring charge(1)                            --          --        0.01          --
                                            ---------   ---------   ---------   ---------
OPERATING EARNINGS                          $   0. 31   $    0.34   $    0.98   $    0.92
                                            =========   =========   =========   =========

--------------------------------------
See notes to Press Release Investor Data on page 5.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                             THREE MONTHS ENDED       NINE MONTHS ENDED
                                            ---------------------   ---------------------
                                                 SEPTEMBER 30,          SEPTEMBER 30,
                                              2000        1999        2000        1999
                                            ---------   ---------   ---------   ---------
UNDERWRITING RESULTS:

Gross written premiums:
   Contract                                 $  43,512   $  43,835   $ 123,079   $ 113,552
   Commercial                                  29,446      30,680      98,932      96,947
   Fidelity and other                           6,435       6,203      20,413      19,924
                                            ---------   ---------   ---------   ---------
                                               79,393      80,718     242,424     230,423
Net written premiums:
  Contract                                  $  39,630   $  42,469   $ 114,106   $ 109,966
  Commercial                                   29,058      30,722      97,727      96,117
  Fidelity and other                            6,438       5,777      20,882      18,420
                                            ---------   ---------   ---------   ---------
                                            $  75,126   $  78,968   $ 232,715   $ 224,503
                                            =========   =========   =========   =========

Net earned premiums                         $  73,541   $  72,009   $ 224,782   $ 209,567
Net losses and loss adjustment expenses (2)    11,683       9,447      38,943      33,119
Net commissions, brokerage and other
      underwriting expenses                    46,325      42,661     135,158     124,477
                                            ---------   ---------   ---------   ---------
Underwriting income                         $  15,533   $  19,901   $  50,681   $  51,971
                                            =========   =========   =========   =========

Loss ratio (2)                                   15.9%       13.1%       17.3%       15.8%
Expense ratio                                    63.0        59.3        60.2        59.4
                                            ---------   ---------   ---------   ---------
Combined ratio (2)                               78.9%       72.4%       77.5%       75.2%
                                            =========   === =====   =========   =========

CASH FLOW DATA:

Net cash provided by operations             $  30,165   $  50,353   $  68,796   $   66,358

                                                                  SEPTEMBER 30, December 31,
CONSOLIDATED BALANCE SHEET DATA:                                      2000         1999
                                                                    ---------   -----------

Invested assets and cash                                            $ 554,755   $ 499,400
Intangible assets, net                                                151,407     155,980
Total assets                                                          910,269     851,575

Insurance reserves                                                    378,350     357,233
Long-term debt                                                        101,556     101,900
Total stockholders' equity                                            361,671     326,304

Book value per share                                                $    8.43   $    7.59

Outstanding shares                                                     42,916      43,006
                                                                    =========   =========

-----------------------------
NOTES TO PRESS RELEASE INVESTOR DATA

(1) Relates to costs incurred with respect to the proposed tender offer by CNA Financial.

(2) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions, all of which were reductions, were $2,878 or
     3.9 % and $4,728 or 6.6 % for three months ended September 30, 2000 and 1999 , and $6,756 or 3.0 % and $8,841 or 4.2% for nine months ended September 30, 2000 and 1999, respectively.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.